Subject to Completion and Modification

SLM FUNDING LLC HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND THE OTHER DOCUMENTS SLM FUNDING LLC HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT SLM FUNDING LLC AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, SLM FUNDING LLC, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING 1-800-321-7179.

Term Sheet

$2,591,250,000

SLM Student Loan Trust 2007-5

Issuing Entity

SLM Funding LLC

Depositor

Sallie Mae, Inc.

Sponsor, Servicer and Administrator

Student Loan-Backed Notes

On July 19, 2007, the trust will issue:

Class	Principal	Interest Rate	Maturity
Floating Rate Class A-1 Notes	$222,000,000	3-month LIBOR minus %	July 25, 2013
Floating Rate Class A-2 Notes	$201,000,000	3-month LIBOR plus %	October 26, 2015
Floating Rate Class A-3 Notes	$313,000,000	3-month LIBOR plus %	October 25, 2018
Floating Rate Class A-4 Notes	$286,000,000	3-month LIBOR plus %	April 26, 2021
Floating Rate Class A-5 Notes	$342,000,000	3-month LIBOR plus %	January 25, 2024
Floating Rate Class A-6 Notes	$1,149,512,000	3-month LIBOR plus %	January 26, 2043
Floating Rate Class B-1 Notes	$37,500,000	3-month LIBOR plus %	January 26, 2043
Auction Rate Class B-2 Notes	$40,238,000	Auction	January 26, 2043

The trust will make payments primarily from collections on a pool of consolidation student loans. Interest and principal on the floating rate notes will be payable quarterly on the 25th day of each January, April, July and October, beginning in October 2007. Interest and principal on the auction rate notes will be payable on the business day following the end of each applicable auction period and, for auction periods greater than 90 days, on the quarterly distribution dates referred to above. In general, the trust will pay principal, sequentially, to the class A-1 through class A-6 notes, in that order, until each such class is paid in full. The class B notes will receive payments or allocations of principal beginning on the stepdown date, which is expected to be the October 2013 quarterly distribution date. These payments and allocations will be made first, to the class B-1 notes and then to the class B-2 notes, until each such class is paid in full. Interest on the class B notes will be subordinate to interest on the class A notes and principal on the class B notes will be subordinate to both principal and interest on the class A notes. Credit enhancement for the notes consists of excess interest on the trust student loans, subordination of the class B notes to the class A notes, and the reserve account. On the closing date, the trust will make a deposit into the capitalized interest account, which will be available for a limited period of time. The interest rates on the class A-1, class A-2, class A-3, class A-4, class A-5, class A-6 and class B-1 notes are determined by reference to LIBOR. A description of how LIBOR is determined appears under “Additional Information Regarding the Notes—Determination of Indices—LIBOR” in the base prospectus. The interest rate on the class B-2 notes is an auction rate. A description of how the auction rate is determined appears under “Additional Information Regarding the Notes—The Auction Rate Notes” in the base prospectus.

We are offering the notes through the underwriters when and if issued. Application will be made for the floating rate notes to be listed on the Official List of the Luxembourg Stock Exchange and to be traded on the Luxembourg Stock Exchange’s Euro MTF Market.

We are not offering the notes in any state or other jurisdiction where the offer is prohibited.

This document constitutes a “free-writing prospectus” within the meaning of Rule 405 under the Securities Act of 1933, as amended.

The notes are asset-backed securities issued by and are obligations of the issuing entity, which is a trust. They are not obligations of or interests in SLM Corporation, the sponsor, the administrator, the servicer, the depositor, any seller or any of their affiliates.

The notes are not guaranteed or insured by the United States or any governmental agency.

Joint Book-Runners

Banc of America Securities LLC	JPMorgan

Co-Managers

Credit Suisse	Deutsche Bank Securities	Merrill Lynch & Co.	RBS Greenwich Capital

July 11, 2007

The Information in this Term Sheet

The information contained herein refers to and supplements certain of the information contained in the Free-Writing Prospectus, dated July 6, 2007 (the “initial free-writing prospectus”) and the Term Sheet, dated July 10, 2007. Capitalized terms not defined herein shall have the meanings ascribed to such terms in the initial free-writing prospectus.

Recent Developments

SLM Corporation, commonly known as Sallie Mae, today announced that, in connection with the April 15, 2007 agreement providing for the acquisition of Sallie Mae, the acquiring entity, owned by affiliates of J.C. Flowers & Co., Bank of America and JP Morgan Chase, has informed Sallie Mae that it believes the current legislative proposals pending before the U.S. House of Representatives and the U.S. Senate “could result in a failure of the conditions to the closing of the merger to be satisfied.” Sallie Mae strongly disagrees with this assertion, intends to proceed towards the closing of the merger transaction as rapidly as possible and will take all steps to protect shareholders’ interests.

$2,591,250,000

SLM Student Loan Trust 2007-5

Issuing Entity

$ 222,000,000	Floating Rate Class A-1 Student Loan-Backed Notes

$ 201,000,000	Floating Rate Class A-2 Student Loan-Backed Notes

$ 313,000,000	Floating Rate Class A-3 Student Loan-Backed Notes

$ 286,000,000	Floating Rate Class A-4 Student Loan-Backed Notes

$ 342,000,000	Floating Rate Class A-5 Student Loan-Backed Notes

$1,149,512,000	Floating Rate Class A-6 Student Loan-Backed Notes

$ 37,500,000	Floating Rate Class B-1 Student Loan-Backed Notes

$ 40,238,000	Auction Rate Class B-2 Student Loan-Backed Notes

SLM Funding LLC

Depositor

Sallie Mae, Inc.

Sponsor, Servicer and Administrator

Joint Book-Runners

Banc of America Securities LLC

JPMorgan

Co-Managers

Credit Suisse

Deutsche Bank Securities

Merrill Lynch & Co.

RBS Greenwich Capital

July 11, 2007